Exhibit 3.17.7

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

JACK COOPER TRANSPORT COMPANY, INC.

Pursuant to the provisions of the Delaware General Corporation Law, the undersigned corporation hereby certifies as follows:

1.                                      Jack Cooper Transport Company, Inc. is a corporation organized and existing under the laws of the State of Delaware.

2.                            Effective as of December 1, 1986, the board of directors of the corporation adopted resolutions setting forth the following amendments and additions to the corporation’s Articles of Incorporation and declared its advisability:

RESOLVED, that Article Fourth of the Articles of Incorporation of the corporation be and it hereby is amended so that, as amended, such Article shall be and read as follows:

FOURTH.               The corporation shall have authority to issue 80,000 shares of common stock, each with a par value of $5.00 per share, consisting of 55,000 shares of Class A common shares and 25,000 shares of Class B common shares.

All shares of common stock, whether shares of Class A or shares of Class B, and all powers and rights pertaining thereto, including any rights in the assets and profits of the corporation, are and shall be identical, excepting only the rights with respect to voting as follows:

(a)                                 Except as is otherwise required by law with respect to specific matters upon which the holders of the Class A common shares must, or shall, be entitled to vote, all voting rights shall be vested exclusively in the holders of the Class B common shares and none of the holders of the Class A common shares shall have any voting rights.

(b)                                 Each shareholder of the corporation holding Class B common shares shall be entitled to one vote for each share standing of record in his name on the stock record books of the corporation, except that each stockholder may vote his Class B common shares cumulatively in all elections of directors.

No holder of any share of the corporation’s stock shall have any preemptive rights to acquire additional shares.

All Class A common shares outstanding at the date of the adoption of this Amendment to Article Fourth shall remain Class A common shares. All Class B common shares outstanding at the date of the adoption of this Amendment to Article Fourth shall remain Class B common shares and all Class C common shares outstanding at the date of the adoption of this Amendment to Article Fourth shall automatically be converted to Class A common shares on a one-for-one basis.

RESOLVED, that the following Article Fourteenth be added to the Articles of Incorporation:

FOURTEENTH.                No director shall be liable to the corporation or its stockholders for any breach of a fiduciary duty as a director, except that a director may be liable to the corporation or its stockholders for any of the following: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) any act or omission not in good faith or which involved intentional misconduct or knowing violation of law, (iii) any act pursuant to Section 174 of the Delaware General Corporation Code regarding unlawful payments of dividends, or (iv) any transaction from which the director derived a personal benefit. The foregoing limitations on personal liability of a director shall not apply to any act or omission occurring prior to the date when this amendment to the Articles of Incorporation becomes effective.

3.                                      The directors submitted the amendments to the stockholders of the corporation for their approval.

4.                                      Effective as of December 2, 1986, the stockholders of the corporation approved the amendments. Of the 45,628.66 outstanding shares of the corporation’s stock entitled to vote on the amendments, all shares voted for the amendments and no shares voted against the amendments.

5.                                      The amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, the undersigned, R. A. Pearson, President of the corporation, has executed this instrument on behalf of the corporation and the Secretary of the corporation has attested such signature on the 18th day of December, 1986.

JACK COOPER TRANSPORT COMPANY, INC.

By	/s/ R. A. Pearson
President

ATTEST:

[SEAL]

/s/ John H. Kreamer
Secretary

STATE OF MISSOURI	)
) SS.
COUNTY OF JACKSON	)

The foregoing instrument was acknowledged before me this 18th day of December, 1986, by R. A. Pearson, President of Jack Cooper Transport Company, Inc , a Delaware corporation, on behalf of the corporation.

/s/ Virginia R. Carpenter
Notary Public in and for said
County and State

My commission expires:

[SEAL]

Virginia R. Carpenter
Notary Public - State of Missouri
Commissioned in Jackson County
My Commission Expires: Aug. 3, 1990